Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated effective as of March 29, 2011 by and between TC Global, Inc., a Washington corporation (“TCG”), and Scott M. Pearson, a resident of the state of Washington (“Pearson”). TCG and Pearson are collectively referred to herein as the “Parties.”

Recitals

A. TCG desires to employ Pearson to serve as the President and Chief Executive Officer (“CEO”) of TCG subject to the terms and conditions of this Agreement.

B. Pearson has agreed to serve as the President and CEO of TCG subject to the terms and conditions of this Agreement.

C. Pearson acknowledges that his agreement to the obligations contained in Sections 4, 5 and 6 are a material condition precedent to TCG’s willingness to enter into this Agreement.

Agreement

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the Parties agree as follows:

1. Position; Efforts; Term; Board Position.

1.1. Position and Duties. TCG and Pearson agree that Pearson shall serve as the President and CEO of TCG beginning on April 1, 2011 and that Pearson shall have such duties and responsibilities as are consistent with such position and as are assigned to him from time to time by the TCG Board of Directors (the “Board”). Pearson agrees that his duties and responsibilities may include serving as an officer of one or more of TCG’s subsidiary entities. Pearson shall report directly to the Board. Pearson shall perform all duties hereunder in accordance with (i) all applicable federal, state and local laws and regulations, and (ii) all TCG policies adopted by TCG Board from time to time. Notwithstanding the foregoing, in the event of any conflict between TCG policies and this Agreement, the provisions of this Agreement shall control.

1.2. Efforts. Pearson agrees to devote his full-time, best efforts to his duties with TCG and agrees that he will not directly or indirectly engage in or participate in any activities that would conflict with the best interests of TCG. Nothing in this Agreement shall restrict Pearson from providing services in connection with professional, civic or charitable activities, teaching, writing or lecturing, or managing personal or family investments, provided that such activities do not interfere with Pearson’s performance under this Agreement.

1.3. Term. Except as provided in Section 8, TCG shall employ Pearson commencing on April 1, 2011 (the “Effective Date”) and continuing for one year (the “Initial Term”) unless this Agreement is terminated in accordance with Section 8. On or before September 30, 2011, the Board and Pearson shall review Pearson’s performance and negotiate in good faith towards reaching mutual agreement regarding a written extension of this Agreement for another fixed term and/or a longer period for severance payments (as described in Section 8.5 below). The terms and conditions of this Agreement, unless modified by the parties, shall also continue for any period that Pearson remains employed by TCG after the Initial Term, regardless of whether such period is memorialized in a written extension or renewal of this Agreement or any other written agreement for an additional fixed term. The period during which Pearson is employed by TCG shall be referred to herein as the Employment Period. Section 2.4 and Sections 4, 5, 6, 7, 8 and 9.3 and 9.6 shall survive the termination of this Agreement.

1.4. Board Seat. Pearson shall be appointed to the Board of TCG and, subject to reelection by the TCG Shareholders at each annual meeting, Pearson shall continue to be a member of the Board of Directors following his execution of this Agreement and throughout the Employment Period. The then-current members of the Board shall recommend Pearson to the Shareholders for reelection to the Board at each annual shareholders meeting; provided, however, that Pearson agrees that if the shareholders of TCG, despite such Board recommendation, do not reelect him to the Board, the same shall not constitute a default of any kind under this Agreement.

2. Compensation.

2.1. Base Salary. For all services rendered by Pearson under this Agreement, TCG shall pay Pearson an annual base salary of $250,000.00, which is not subject to reduction without his consent. Pearson shall be paid his base salary on regularly scheduled pay dates applicable to employees of TCG generally, minus all lawful and agreed upon payroll deductions.

2.2. Annual Bonus Plan. The TCG Board will use its best good faith efforts each fiscal year (April 1 to March 31) (the “Measuring Period”) during the Employment Period to set the goals for an annual bonus plan (the “Annual Bonus Plans”). The Bonus(es) earned by Pearson pursuant to such Annual Bonus Plan(s), less any advances and all lawful withholdings and deductions, will be paid to him within thirty (30) days after the end of the Measuring Period and in no event later than March 15 of the calendar year following last day of the Measuring Period.

During the Initial Term, cash bonuses shall be available to Pearson in an amount up to an aggregate of $100,000, payments of which will be based upon achieving certain mutually agreed upon financial, operational and performance related milestones, some of which shall be capable of being achieved on or before June 30, 2011 (the “Initial Term Bonus Plan”). TCG shall advance Pearson $15,000 in cash on or before March 31, 2011, against payment of the first of such Bonus(es). The TCG Board and Pearson shall use their respective best, good faith efforts to agree upon and implement the Initial Term Bonus Plan on or before April 30, 2011. In the event that the TCG Board and Pearson are unable to agree on the terms of the Initial Term Bonus Plan by May 31, 2011, the amount of Pearson’s bonus for the Initial Term shall be $50,000.00. All amounts due under the Initial Term Bonus Plan will be paid no later than June 15, 2012.

The TCG Board shall use good faith efforts to inform Pearson of the Annual Bonus Plan on or before April 30 of each fiscal year during the Employment Period, , which for the avoidance of doubt shall continue to cover an April 1 through March 31 Measuring Period.

2.3. Synthetic Equity Plan. The TCG Board and Pearson will use their best good faith efforts to agree upon the terms and provisions for Pearson’s participation in a synthetic equity plan designed to provide Pearson with appropriate rewards for improving company performance and/or increasing shareholder value (the “Synthetic Equity Plan”). The TCG Board and Pearson agree that it is each party’s goal to agree upon and implement the Synthetic Equity Plan on or before May 31, 2011.

2.4. Indemnification. Both during and after the Employment Period, TCG shall defend, indemnify and hold harmless Pearson to the fullest extent permitted by the TCG’s articles and bylaws as are in effect on the date of this Agreement (without regard to any changes or amendments to the same occurring after the date of this Agreement), with respect to any claims made or threatened in connection with Pearson’s service as an employee, officer or director of TCG or any subsidiary or affiliate of TCG. TCG further agrees that it will maintain, or cause to be maintained, Directors and Officers liability insurance, including Employment Practices liability insurance in commercially reasonable amounts and coverages. In the event that Pearson is named as a defendant in a lawsuit in connection with Pearson’s service as an employee, office or director of TCG or any subsidiary or affiliate of TCG, Pearson shall be permitted to participate in the decision regarding the selection of competent counsel, provided that (a) TCG’s then applicable insurance coverage allows some form of choice regarding counsel, and (b) the final decision regarding the selection of counsel shall be made by the TCG Board. The obligations of this Section 2.4 will survive the termination of the employment relationship, regardless of the reason for such termination.

3. Other Benefits.

3.1. Employee Benefit Programs. TCG and Pearson agree that during the term of this Agreement, Pearson shall be entitled to participate in all employee benefit programs of TCG as may be authorized and adopted from time to time by TCG and for which Pearson is eligible, including but not limited to the benefits described in the attached Exhibit A. In addition, TCG shall provide Pearson a monthly car allowance equal to $600.00, payable in advance each month during the Employment Period.

3.2. Vacation and Sick Leave. Pearson shall be entitled to four weeks paid vacation per calendar year. Pearson shall be entitled to sick leave in accordance with TCG policies in effect from time to time.

3.3. Expenses. TCG shall reimburse Pearson for all actual out-of-pocket expenses reasonably related to carrying out his duties and responsibilities under this Agreement in accordance with TCG’s established policies for submission of such expenses in effect from time to time.

4. Protection of Confidential Information.

4.1. Confidential Information. Pearson recognizes that during the course of employment with TCG, Pearson will have access to certain trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, without limitation, data and other information relating to members of the Board of Directors and other management personnel of TCG), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information relating or belonging to TCG or information designated or considered as confidential or proprietary that TCG may receive belonging to suppliers, customers or others who do business with TCG (collectively, “Confidential Information”). As used herein, Confidential Information does not include any information that has been previously disclosed to the public by TCG or is in the public domain (other than by reason of Pearson’s breach of this Section 4.1). Notwithstanding anything else to the contrary, Confidential Information shall not include Pearson’s general knowledge, experience, acumen and know-how in the field of consumer goods and beverage industry sales, marketing, operations, and management. Pearson agrees that all Confidential Information shall remain the exclusive property of TCG.

For purposes of this Agreement and without limiting the foregoing description of Confidential Information and subject to the exceptions above, “Confidential Information” includes: all nonpublic information relating to TCG and all information regarding TCG current or former employees, investors and customers. Examples of Confidential Information include, without limitation: nonpublic information regarding the identities of past, present or potential customers, investors or employees, marketing plans, contract information, trade secrets as defined by Washington law, and any other sorts of items or information regarding TCG or its customers, investors or employees that are not generally known to the public at large.

4.2. Nondisclosure of Confidential Information. At all times during and following Pearson’s employment with TCG, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Pearson agrees not to disclose to anyone outside TCG, nor to use for any purpose other than Pearson’s work for TCG and for TCG benefit, (i) any Confidential Information or (ii) any information TCG has received from others which TCG is obligated to treat as confidential or proprietary. Notwithstanding anything herein to the contrary, nothing herein shall restrict or limit disclosure of Confidential Information by Pearson to Pearson’s legal or financial or tax advisors who have a need to know such information in order to advise Pearson (and who are advised of the confidentiality obligations hereunder) or to the extent necessary in connection with Pearson’s disclosure and reporting of investments in the ordinary course.

4.3. Return of Confidential Information. When Pearson’s employment ends and at any other time at TCG request, Pearson shall promptly give TCG all materials containing Confidential Information that Pearson has or controls.

5. Noncompetition and Nonsolicitation of Employees.

5.1. Noncompetition. During the Employment Period and during the six-month period immediately following the end of the Employment Period (collectively, the “Restriction Period”), Pearson shall not, directly or indirectly, engage in, or become associated with any entity, whether as principal, partner, member, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that, as a material part of their business, engages in the Specialty Coffee Business (as defined below) in any of the geographic areas in which the Company has conducted business during the Employment Period. As used herein, the “Specialty Coffee Business” means (i) the business of developing and operating specialty stores featuring the sale of coffee drinks, teas and/or other beverages; and/or (ii) the wholesale distribution of whole coffee beans, ground coffee and coffee drinks. In addition, during the Restriction Period, Pearson shall not, directly or indirectly, solicit or in any way influence any vendor, customer or business partner of TCG to materially reduce or cease its business dealings with TCG.

5.2. Nonsolicitation. During the Employment Period and during the twelve-month period immediately following the end of the Employment Period, Pearson shall not directly or indirectly solicit any employee to leave his or her employment with TCG. In addition, during the Employment Period and during the twelve-month period immediately following the end of the Employment Period, Pearson shall not (a) disclose to any third party, for the purpose of their solicitation of such employees, the names, backgrounds or qualifications of any Tully employees or otherwise identify them as potential candidates for employment; (b) personally or through any other person approach, recruit or otherwise solicit employees of TCG to work for any other employer; or (c) participate in any pre-employment interviews with any person who was employed by TCG during the last twelve-months of the Employment Period.

6. Assignment of Intellectual Property.

All concepts, designs, machines, devices, uses, processes, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements or related work product (collectively “Intellectual Property”) which Pearson develops, conceives or first reduces to practice during the term of his employment hereunder or within six months after the termination of employment hereunder or the expiration of this Agreement, whether working alone or with others, shall be the sole and exclusive property of TCG, together with any and all Intellectual Property rights, including, without limitation, patent or copyright rights, related thereto, and Pearson hereby assigns to TCG all of such Intellectual Property. “Intellectual Property” shall include only such concepts, designs, machines, devices, uses, processes, technology, trade secrets, customer lists, plans, embodiments, inventions, improvements and work product which (a) relate to Pearson’s performance of services under this Agreement, to TCG’s field of business or to TCG’s actual or demonstrably anticipated research or development, whether or not developed, conceived or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities or trade secret information or other resource of TCG or (b) are developed in whole or in part on TCG’s time or developed using TCG’s equipment, supplies, facilities or trade secret information, or other resources of TCG, whether or not the work product relates to TCG’s field of business or TCG’s actual or demonstrably anticipated research.

In compliance with RCW 49.44.140, no provision in this Agreement is intended to require Pearson to assign or offer to assign any of Pearson’s rights in any Intellectual Property for which no equipment, supplies, facilities, or trade secret information of TCG was used, and which was developed entirely on Pearson’s own time, unless the Intellectual Property relates to the business of TCG or TCG’s actual or demonstrably anticipated research or development, or the Intellectual Property results from any work performed by Pearson for TCG.

7. General Provisions Applicable to Sections 4, 5 and 6.

7.1. Acknowledgement re Restrictions in Sections 4, 5 and 6. Pearson acknowledges and agrees that his covenants and obligations contained in Sections 4, 5 and 6 of this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants or obligations will cause TCG irreparable injury for which adequate remedies are not available solely at law. Therefore, Pearson agrees that TCG shall be entitled to seek an injunction, restraining order or such other equitable relief restraining Pearson from committing any violation of the covenants and obligations set forth in Sections 4, 5 and 6 of this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies that TCG may have at law or in equity.

Pearson acknowledges and agrees that, given Pearson’s experience, knowledge and position with TCG, the restrictions contained in Sections 4, 5 and 6 of this Agreement are reasonable and necessary in order for TCG to protect its reasonable business interests.

7.2. Effect of Violation. The Parties acknowledge and agree that additional consideration has been given for Pearson entering into Sections 4, 5 and 6, such additional consideration including, without limitation, the Annual Bonus Plan and Synthetic Equity Plan provided for in Section 2, and certain provisions for payments pursuant to Section 8 of this Agreement. In the event that TCG makes a good faith determination that Pearson has violated the terms of Sections 4, 5 or 6 of this Agreement, TCG shall have the right to withhold payment of the Separation Benefits (as defined in Section 8.5 below). Pearson shall have the right to challenge any such determination made by TCG pursuant to the dispute resolution provisions of Section 9.3. TCG’s determination to withhold payments under this Section 7.2, shall not relieve Pearson of the obligation to comply with the terms of Sections’ 4, 5 and 6. The provisions of Sections 4, 5 and 6 of this Agreement shall survive any termination of this Agreement provided for in Section 8.

8. Termination.

8.1. Mutual Agreement. During the Employment Period, Pearson’s employment may be terminated at any time by mutual agreement of the Parties hereto on terms to be negotiated at the time of such termination.

8.2. Termination by Employee. Pearson may also terminate this Agreement on thirty (30) days’ written notice of his termination date to TCG at the address listed below. The notice will be effective on the date that it is postmarked for delivery by the U.S. postal service, or accepted by an alternative delivery service. At TCG’s sole discretion, in the event of a termination by Pearson without “Good Reason” (as defined in Section 8.6 below), TCG may (i) terminate Pearson’s employment earlier than the expiration of the thirty (30) day period provided for in Pearson’s notice, (ii) immediately release Pearson from his duties, or (iii) require Pearson to perform his duties for some or all of the time preceding his termination date. Whether or not TCG accelerates the termination of Pearson’s employment, relieves Pearson from his duties, or requires Pearson to perform his duties after he has given at least thirty (30) days’ written notice, Pearson will be paid his base salary through the expiration of the thirty (30) day notice period of his termination date. If Pearson terminates this Agreement without “Good Reason” (as defined in Section 8.6 below), he shall not be entitled to receive any Separation Benefits. Pearson shall remain entitled to a pro rata share of any Bonus or reward under the Synthetic Equity Plan that is earned during the applicable Measuring Period through the end of Pearson’s actual termination date.

8.3. Death or Disability. During the Employment Period, this Agreement shall terminate automatically: (i) upon Pearson’s death, or (ii) due to a physical or mental disability or infirmity that, with or without reasonable accommodation, prevents the substantial performance of Pearson’s essential employment related duties hereunder for a period of six months or longer (a “Disability”). In the event of a termination because of Pearson’s death or Disability, TCG shall pay Pearson or his estate his regular base salary and benefits through the date of termination. Pearson or his estate shall remain entitled to a pro rata share of any Bonus or reward under the Synthetic Equity Plan that is earned during the applicable Measuring Period through the date of termination.

8.4. Termination by TCG for Cause. During the Employment Period, Pearson’s employment hereunder may be terminated for “Cause” by TCG effective immediately upon delivery of written notice thereof to Pearson. “Cause” shall mean (i) failure or refusal, after written notice specifying the nature of such failure or refusal and a reasonable opportunity to cure, to carry out the duties of Pearson under this Agreement or any directions of the Board, which directions are reasonably consistent with duties and responsibilities of Pearson set forth in this Agreement; (ii) commission by Pearson of any act of theft, fraud, or dishonesty with respect to TCG business; (iii) breach by Pearson of any of the material terms and conditions of this Agreement which breach is not remedied to TCG’s reasonable satisfaction within ten days of written notice of the same to Pearson; (iv) Pearson’s engaging in willful and serious misconduct that is injurious to TCG reputation or business; or (v) Pearson’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or which arises out of any act involving moral turpitude. Notwithstanding anything else in this Agreement to the contrary, a good faith error in judgment in the normal course of business shall not constitute “Cause” for termination.

If TCG terminates this Agreement for Cause, there shall be no Separation Benefits due in connection with such termination. Pearson shall be paid his base salary through the date of termination and shall remain entitled to a pro rata share of any Bonus or reward under the Synthetic Equity Plan that is earned during the applicable Measuring Period through the date of termination.

8.5. Termination by TCG without Cause. During the Employment Period, Pearson’s employment hereunder may be terminated “Without Cause” by TCG, effective upon (at TCG’s sole option) between five (5) and thirty (30) days’ prior written notice of such termination delivered by TCG to Pearson at the address listed below. A termination “Without Cause” shall mean a termination of Pearson’s employment by TCG during the Employment Period for any reason other than Cause, as defined in Section 8.4, or by reason of Pearson’s death or Disability. If TCG terminates this Agreement “Without Cause,” Pearson shall continue to be paid his base salary through the date of termination and shall remain entitled to a pro rata share of any Bonus or reward under the Synthetic Equity Plan that is earned in the applicable Measuring Period through the date of termination.

Upon a termination of Pearson’s employment by TCG “Without Cause” at any time during the Employment Period, Pearson shall also be entitled to receive the following as separation benefits (the “Separation Benefits”) from TCG: (1) continued payment of his base salary for a period of six (6) months after the date of termination and (2) TCG shall also provide reimbursement for COBRA coverage to Pearson alone for a period of six (6) months following the first of the month after the termination date.

For the avoidance of doubt, if TCG terminates Pearson’s employment “Without Cause” during the Initial Term, the Separation Benefits to which Pearson is entitled shall be maintained for a period that is the greater of (i) six (6) months from the date of termination, or (ii) until the end of the Initial Term. Any Separation Benefits to be made hereunder shall be paid out or provided monthly in accordance with TCG payroll practices as in effect from time to time.

8.6. Termination by Pearson for Good Reason. During the Employment Period, Pearson’s employment hereunder may be terminated by Pearson on 30 days prior written notice by providing TCG notice of resignation for “Good Reason” containing a specific statement of the event or events constituting the “Good Reason” for termination.” Upon receipt of any such notice, TCG shall have the right to (1) accept such notice of termination with immediate effect and to pay Pearson his regular base salary and benefits through the immediate termination date, (2) accept such notice of termination with effect on the date set forth in such notice and pay Pearson his regular base salary and benefits through the deferred termination date, or (3) provide a cure for the event or events identified as the basis for the “Good Reason” as set forth herein. If Pearson accepts the offered cure, then his resignation notice shall be rescinded. If Pearson rejects the offered cure, then his employment shall terminate upon his rejection of the cure, and TCG shall pay Pearson’s regular salary and benefits through the termination date. Pearson shall remain entitled to a pro rata share of any Bonus applicable to that Measuring Period through the termination date.

Upon a termination of Pearson’s employment by his resignation for “Good Reason” at any time during the Employment Period he shall also be entitled to receive the Separation Benefits.

For the avoidance of doubt, if Pearson terminates his employment for “Good Reason” during the Initial Term, the Separation Benefits to which Pearson is entitled shall be maintained for a period that is the greater of (i) six (6) months from the date of termination, or (ii) until the end of the Initial Term. Any Separation Benefits to be made hereunder shall be paid out or provided monthly in accordance with TCG payroll practices as in effect from time to time.

“Good Reason” shall exist if, without Pearson’s prior written consent, TCG: (i) fails to obtain in writing the assumption of its obligations under this Agreement by any successor in interest to TCG; (ii) materially reduces Pearson’s reporting relationship, duties or responsibilities so that Pearson no longer has the reporting relationship, or no longer performs substantially all of the duties and responsibilities typically associated with employment as the President and Chief Executive Officer of a company, and such authority, reporting relationship, status, duties and responsibilities are not restored to Pearson within ten (10) days after written notice thereof is delivered by Pearson to TCG; (iii) fails, through the acts or omissions of its then-current Board members, to recommend Pearson for reelection to the Board at each successive annual Shareholders meeting; (iv) breaches any of the material terms and conditions of this Agreement which breach is not remedied to Pearson’s satisfaction within ten (10) days after written notice thereof is delivered by Pearson to TCG; (v) relocates Pearson’s principal place of work to a location more than 25 miles from its current location; or (vi) requires, as a condition of Pearson’s employment, that Pearson perform unethical, illegal or fraudulent acts or omissions or engage in any act or omission that would violate any fiduciary duty owed to TCG or its shareholders. For purposes of this provision, “illegal acts or omissions” include but are not limited to acts or omissions that would violate any law, rule, regulation or other governmental pronouncement, court order, decree or judgment.

8.7. Release. The Separation Benefits described in this Section 8 are conditioned upon (i) Pearson’s execution and delivery to TCG of a full and complete written release (the “Release”) of any and all other claims Pearson may have against TCG in form and substance reasonably acceptable to TCG and Pearson, except that Pearson shall not be required to release his rights under this Agreement, his rights under any qualified retirement plan governed by ERISA, his rights to enforce TCG’s obligations of indemnification to him, or any rights which cannot be waived as a matter of law; and (ii) Pearson’s performance and observance of the terms and conditions of this Agreement that are to survive the termination of this Agreement. TCG agrees the Release shall contain TCG’s release of any and all known and unknown claims TCG may have against Pearson for which TCG would also owe Pearson a duty of indemnification under Section 2.4 above. TCG shall not be obligated to commence paying the Separation Benefits to Pearson until Pearson executes and delivers the Release to TCG, provided that once the Release is executed and delivered Pearson shall receive the full amount of the Separation Benefits, and, in any event, the Separation Benefits shall be paid in full by December 31 of the second calendar year after Pearson’s termination of employment.

Notwithstanding anything else to the contrary, the Release shall not provide that Pearson or TCG release their respective rights or obligations with regard to any separate agreements related to the Synthetic Equity Plan to be adopted pursuant this Agreement.

8.8. Other Compensation. Upon termination of Pearson’s employment with TCG, regardless of the reasons for such termination, TCG agrees to pay Pearson all regular salary, bonuses or other remuneration that are due and owing to Pearson as of the date of termination, less legal deductions or offsets Pearson may owe to TCG for such items as salary advances or loans. Pearson agrees that his signature on this Agreement constitutes his authorization for all such deductions. Pearson agrees to return to TCG all of TCG property of any kind which may be in Pearson’s possession.

8.9. Cooperation and Non-disparagement. Upon the termination of this Agreement for any reason other than the death or Disability of Pearson, Pearson shall cooperate with TCG, as reasonably requested by TCG, to effect a transition of Pearson’s responsibilities and to ensure that TCG is aware of all matters being handled by Pearson. TCG shall reimburse Pearson for any reasonable out-of-pocket expenses incurred by him in connection with such transition, including reimbursement for any lost salary or vacation from future employment taken by him to fulfill his obligation under this Section 8.9. After the termination of this Agreement, both the Company and Pearson agree that they shall each refrain from making any written or oral statements disparaging the Company, its products or services and/or Pearson. Notwithstanding anything else to the contrary, the provision of truthful testimony to governmental, regulatory or self regulatory authorities or in any legal proceeding shall not constitute a violation of this Agreement. Further, it is understood and agreed that, following the expiration of the Restriction Period, this provision shall not be deemed to limit competitive speech or commercial comparisons by either TCG or by Pearson on behalf of any future employer of Pearson with regard to their respective services or products and such competitive speech or commercial comparisons by TCG or Pearson shall not be deemed to violate this Agreement.

9. Miscellaneous.

9.1. Essential Terms and Modification of Agreement. It is understood and agreed that the terms and conditions described in this Agreement constitute the essential terms and conditions of the employment arrangement between TCG and Pearson, all of which have been voluntarily agreed upon. TCG and Pearson agree that there are no other essential terms or conditions of the employment relationship that are not described within this Agreement, and that any change in the essential terms and conditions of this Agreement will be written down in a supplemental agreement which shall be signed by both TCG and Pearson before it is effective. Pearson and TCG agree that this Agreement replaces and supersedes any and all other prior agreements, written or oral, regarding the terms of Pearson’s employment with the Company. The parties agree that this Agreement shall be interpreted in such a way as will avoid imposition of tax under Section 409A of the Internal Revenue Code of 1986, as amended.

9.2. Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.

9.3. Governing Law; Attorneys Fees. This Agreement is made and shall be construed and performed under the laws of the State of Washington. Any suit to enforce any provision of this Agreement, or arising as a result of the relationship of the Parties created by this Agreement, shall be brought in King County, Washington. In the event that suit is brought to interpret or enforce any term or provision of this Agreement, or in the event that any party hereto is forced to seek a remedy, including but not limited to injunctive relief, the prevailing party in any such suit or proceeding shall, in addition to any other relief to which such party may be entitled, be awarded its costs and attorneys’ fees reasonably and actually incurred.

9.4. Waiver of Agreement. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver by that party of any subsequent breach by the other party.

9.5. Captions. The captions and headings of the paragraphs of this Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

9.6. Assignment and Successors. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns; provided, however that Pearson may not assign his performance obligations hereunder without the consent of TCG and TCG may only assign its rights hereunder to a person or entity that agrees in writing to assume TCG’s obligations to Pearson.

9.7. Notices. Any notice required by this Agreement shall be sufficient if in writing and delivered to the party or sent by certified mail, return receipt requested and addressed as follows:

(a)	If to TCG:	TC Global, Inc.
3100 Airport Way South
Seattle, WA 98134
Telephone: 206-233-2070
Fax: 206-233-2077

With copy to:

Patrick R. Lamb
Carney Badley Spellman, P.S.
701 Fifth Avenue, Suite 3600
Seattle, WA 98104
Telephone: 206-622-8020
Fax: 206-467-8215

(b)	If to Pearson:	Scott M. Pearson
4417 Forest Avenue SE
Mercer Island, WA 98040

and to

Gail Mautner
Lane Powell PC
1420 5th Avenue, Suite 4100
Seattle, WA 98101-2338
Telephone: 206-223-7057
Fax: 206-613-4290

Either party may change the specified address by giving written notice of such change.

9.8. Authority. TCG represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any material agreement to which it is a party or by which it is bound. Pearson represents and warrants that he is fully authorized and empowered to enter into this Agreement and that the performance of his obligations under this Agreement will not violate any material agreement to which he is a party or by which he is bound.

[SIGNATURES ON NEXT PAGE]

DATED this 31st day of March, 2011.

TC GLOBAL, INC.	SCOTT M. PEARSON

By: /s/ Carl W. Pennington	/s/ Scott M. Pearson
Its: Chairman

EXHIBIT A

TO

EMPLOYMENT AGREEMENT

BETWEEN

TC GLOBAL, INC. AND SCOTT M. PEARSON

Standard Employee Benefits

*Group medical, dental, vision, prescription for Pearson and his family

*Group short term disability

*Group long term disability

*Group life/AD&D

    —>Supplemental life for employee, spouse and children available for purchase by employee

*Section 125 pre-tax spending accounts for health care and dependent care expense reimbursement

*401(k) savings plan

TCG employee benefit program content is subject to change from time-to-time by TCG.

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